CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Franklin Strategic Series of our reports dated October 21, 2020, relating to the financial statements and financial highlights, which appear in Franklin Templeton SMACS: Series E, Franklin Templeton SMACS: Series I, Franklin Templeton SMACS: Series CH, and Franklin Templeton SMACS: Series H’s Annual Reports on Form N-CSR for the year ended August 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 23, 2020